BEI TECHNOLOGIES, INC.
                           One Post Street, Suite 2500
                             San Francisco, CA 94104


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MARCH 5, 2003

TO THE STOCKHOLDERS OF BEI TECHNOLOGIES, INC.:

         Notice Is Hereby Given that the Annual Meeting of Stockholders of BEI Technologies, Inc., a Delaware corporation (the "Company"), will be held on Wednesday, March 5, 2003, at 1:30 p.m. local time, at the Argent Hotel, 50 Third Street, in San Francisco, California, for the following purposes:

         1. To elect two directors to hold office until the 2006 Annual Meeting of Stockholders;

         2. To approve an amendment to the Company's 1997 Equity Incentive Plan to increase the authorized number of shares reserved for issuance by 600,000;

         3. To ratify the selection of Ernst & Young LLP as independent public accountants of the Company for its fiscal year ending September 27, 2003; and

         4. To transact such other business as may properly come before the meeting or any adjournment thereof.

         The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

         The Board of Directors has fixed the close of business on January 21, 2003 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.


                                        By Order of the Board of Directors

                                        /s/ Robert R. Corr
                                        ---------------------------------

                                        Robert R. Corr
                                        Corporate Secretary
San Francisco, California
January 24, 2003


         ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT ATTENDANCE AT THE MEETING WILL NOT BY ITSELF REVOKE A PROXY. FURTHERMORE, IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                             BEI TECHNOLOGIES, INC.
                           One Post Street, Suite 2500
                             San Francisco, CA 94104


                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                                  March 5, 2003


                 INFORMATION CONCERNING SOLICITATION AND VOTING

General

         The enclosed proxy attached as Appendix A is solicited on behalf of the Board of Directors of BEI Technologies, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on March 5, 2003, at 1:30 p.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Argent Hotel, 50 Third Street, in San Francisco, California. The Company intends to mail this proxy statement and accompanying proxy card on or about January 27, 2003 to all stockholders entitled to vote at the Annual Meeting.

Background

         The Company was organized under the laws of the state of Delaware on June 30, 1997 as a wholly-owned subsidiary of BEI Electronics, Inc. ("BEI Electronics"). BEI Electronics was subsequently renamed BEI Medical Systems, Inc. and acquired by Boston Scientific Corporation in 2002. The Company began independent operations on September 28, 1997 as a result of the distribution by BEI Electronics of all of the outstanding stock of the Company to the stockholders of BEI Electronics (the "Distribution"), and has operated independently ever since.

Solicitation

         The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

Voting Rights and Outstanding Shares

         Only holders of record of shares of the Company's Common Stock at the close of business on January 21, 2003 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on January 21, 2003, the Company had outstanding and entitled to vote 14,587,471 shares of Common Stock. Each holder of record of the Company's Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

         A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by votes at the meeting or by proxy. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted towards establishment of the required quorum, but are not counted for any purpose in determining whether a matter has been approved.

Revocability of Proxies

         Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office at One Post Street, Suite 2500, San Francisco, California 94104, Attention: Secretary, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Please note, however, that attendance at the meeting will not by itself revoke a proxy. Furthermore, if the shares are held of record by a broker, bank or other nominee and the stockholder wishes to vote at the meeting, the stockholder must obtain from the record holder a proxy issued in the stockholder's name.

Stockholder Proposals

         The deadline for submitting a stockholder proposal for inclusion in the Company's proxy statement and form of proxy for the Company's 2004 Annual Meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is September 26, 2003. Stockholders who wish to submit a stockholder's proposal or a nomination for director that is not to be included in the Company's proxy statement and proxy for the 2004 Annual Meeting must ensure that such proposal or nomination is delivered to, or mailed and received at the Company not later than January 5, 2004, nor earlier than December 6, 2003. Stockholders are also advised to review the Company's By-Laws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.


                                   Proposal 1

                              Election of Directors

         The Company's Certificate of Incorporation and By-Laws provide that the Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled by the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of Common Stock or by the affirmative vote of a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the authorized number of directors on the Board) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and has been duly qualified or until his earlier death, resignation or removal.

         The Board of Directors is presently composed of eight members. There are two in the class whose term of office expires in 2003. The two nominees for election to this class, Richard M. Brooks and Dr. William G. Howard, Jr., are directors of the Company who were previously appointed by the stockholders at the Company's 2000 annual meeting. If elected at the Annual Meeting, each of the nominees would serve until the 2006 annual meeting and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal.

         Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board of Directors may propose. Each person nominated for election has agreed to serve if elected, and the Board of Directors has no reason to believe that any nominee will be unable to serve.

         Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting.

Nominees  for Election for a Three-Year Term Expiring at the 2006 Annual Meeting

Richard M. Brooks

         Mr. Brooks, age 74, began serving as a Director in June 1997 prior to the Distribution and resulting spin-off of the Company from BEI Electronics in September 1997. From 1987 until his resignation as a result of the Distribution, he served as a director of BEI Electronics. He is currently an independent financial consultant, and also serves as a director of Granite Construction, Inc. and the Western Farm Credit Bank, a private company. Mr. Brooks holds a B.S. from Yale University and an M.B.A. from the University of California, Berkeley.

Dr. William G. Howard, Jr.

         Dr. Howard, age 61, began serving as a Director in June 1997 prior to the Distribution and resulting spin-off of the Company from BEI Electronics in September 1997. He was a director of BEI Electronics from December 1992 until his resignation as a result of the Distribution. He is currently an independent consulting engineer in microelectronics and technology-based business planning. From 1987 to 1990, Dr. Howard served as Senior Fellow of the National Academy of Engineering and, prior to that time, held various technical and management positions with Motorola, Inc., most recently as Senior Vice President and Director of Research and Development. He currently serves as a director of RAMTRON International Corp., Credence Systems, Inc., Thunderbird Technologies, Inc., Xilinx, Inc., and Aret-, a private company. Dr. Howard holds a B.S.E.E. and an M.S. from Cornell University and a Ph.D. in electrical engineering and computer sciences from the University of California, Berkeley.

         The two candidates receiving the highest number of affirmative votes cast at the meeting will be elected directors of the Company.

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                         IN FAVOR OF EACH NAMED NOMINEE

Directors Continuing in Office Until the 2004 Annual Meeting

George S. Brown

         Mr. Brown, age 81, began serving as a Director in June 1997 prior to the Distribution and resulting spin-off of the Company from BEI Electronics in September 1997. He served as a director of BEI Electronics from October 1974 until his resignation as a result of the Distribution. Mr. Brown served as President and Chief Executive Officer of BEI Electronics from October 1974 until July 1990. Mr. Brown served from 1971 until 1974 as Executive Vice President and General Manager of Baldwin Electronics, Inc., a subsidiary of D.H. Baldwin Company and the predecessor of BEI Electronics. Mr. Brown holds a B.S.E.E. from the University of Oklahoma.

Charles Crocker

         Mr. Crocker, age 63, began serving as a Director in June 1997 prior to the Distribution and resulting spin-off of the Company from BEI Electronics in September 1997. He was a founder of BEI Electronics and was named Chairman of the Board of Directors of BEI Electronics in October 1974. He continued to serve as a director of BEI Medical Systems, Inc. (formerly BEI Electronics) until the sale of BEI Medical Systems, Inc. in June 2002. Mr. Crocker has served as Chairman of the Board of Directors of the Company since October 1997. Mr. Crocker assumed the positions of President (in which position he served until May 2000) and Chief Executive Officer of the Company, effective October 1, 1997, after resigning as President and CEO of BEI Electronics as a result of the Distribution. Mr. Crocker served as President of Crocker Capital Corporation, a Small Business Investment Company, from 1970 to 1985, and as General Partner of Crocker Associates, a venture capital investment partnership, from 1970 to 1990. He currently serves as a director of Fiduciary Trust International, Pope &
Talbot, Inc. and Teledyne Technologies, Inc. Mr. Crocker also serves as a director of OpticNet, Inc., a minority owned subsidiary of the Company. Mr. Crocker holds a B.S. from Stanford University and an M.B.A. from the University of California, Berkeley.

J. Lavon Morton

     Mr. Morton, age 52, began serving as a Director in January 2003. He is Vice President Tax and Chief Internal Auditor for Arkansas Best Corporation, a transportation company. Mr. Morton has been responsible for the Audit and Tax Departments of that company since January 1, 2000. From 1997 to 1999, Mr. Morton was Vice-President Financial Reporting of Arkansas Best Corporation. His responsibilities in that position included financial statements contained in annual and quarterly SEC filings. From 1984 to 1996, Mr. Morton served as a Partner in Ernst & Young LLP or its predecessors. During that time, Mr. Morton served as engagement partner on a number of SEC registrants, including manufacturing companies. Mr. Morton served as engagement partner on the audit of BEI Electronics from 1984 to 1990 and from 1994 to 1996. Mr. Morton received a B.B.A. from the University of Central Arkansas in 1972 and his CPA in 1974 from the State of Arkansas.

         Mr. Morton was elected to the Board of Directors on January 22, 2003.

Directors Continuing in Office Until the 2005 Annual Meeting

C. Joseph Giroir, Jr.

         Mr. Giroir, age 63, began serving as a Director in June 1997 prior to the Distribution and resulting spin-off of the Company from BEI Electronics in September 1997. He was a director of BEI Electronics from 1978 until his resignation as a result of the Distribution. He served as the Secretary of BEI Electronics from 1974 to early 1995. Mr. Giroir is the sole member of Giroir, PLLC. He is also President of Arkansas International Development Corporation II, LLC and Chairman of the Board of Directors for Clinical Study Centers, LLC. Mr. Giroir holds a B.A. and an L.L.B. from the University of Arkansas and an L.L.M. from Georgetown University.

Asad M. Madni

         Dr. Madni, age 55, was appointed President and Chief Operating Officer of the Company in May 2000. He began serving as a Director and as a Vice President of the Company in June 1997 prior to the Distribution and resulting spin-off of the Company from BEI Electronics in September 1997. Dr. Madni was appointed President of BEI Sensors & Systems Company, Inc. in October 1993, which was formed by the consolidation of BEI Motion Systems Company and the BEI Sensors & Controls Group, of which Dr. Madni had been President since October 1992. Prior to joining BEI Electronics in 1992, he served over 17 years in various senior level technical and executive positions with Systron Donner Corporation, a manufacturer of avionics and aerospace sensors and subsystems. He was most recently Chairman, President and CEO of Systron Donner Corporation, a subsidiary of Thorn/EMI. Dr. Madni's degrees include a B.S. and M.S. in Engineering from the University of California, Los Angeles, and a Ph.D. in Engineering from California Coast University. He is also a graduate of the Engineering Management Program from the California Institute of Technology, the AEA/Stanford Executive Institute from Stanford University, and the Program for Senior Executives from the Massachusetts Institute of Technology, Sloan School of Management. He is a Chartered Engineer and Fellow of the Institute of Electrical and Electronics Engineers, the Institution of Electrical Engineers, the Institute for the Advancement of Engineering, the New York Academy of Sciences, the American Association for the Advancement of Science, and the International Biographical Association.

Gary D. Wrench

         Mr. Wrench, age 69, began serving as a Director in June 1997 prior to the Distribution and resulting spin-off of the Company from BEI Electronics in September 1997. He was Senior Vice President and Chief Financial Officer of BEI Electronics from July 1993 until his resignation as a result of the
Distribution, and held these same positions with the Company until his retirement in May 2000. Mr. Wrench was named a director of BEI Electronics in February 1986. He continued to serve as a director of BEI Medical Systems, Inc. (formerly BEI Electronics) until the sale of BEI Medical Systems, Inc. in June 2002. He also serves as a director of OpticNet, Inc., a minority owned subsidiary of the Company, and has served as Chief Financial Officer of that company since May 2000. From April 1985 to July 1993, he served as Vice

President of BEI Electronics and President and Chief Executive Officer of BEI Motion Systems Company, Inc., then a wholly owned subsidiary of BEI Electronics that is now a part of the Company. Mr. Wrench holds a B.A. from Pomona College and an M.B.A. from the University of California, Los Angeles.

Board Committees and Meetings

         During the fiscal year ended September 28, 2002, the Board of Directors held four regularly scheduled meetings. From time to time the Board of Directors also acts by unanimous written consent and during fiscal 2002, the Board of Directors acted by unamious consent six times. The Board has an Audit Committee and a Compensation Committee, but does not have a Nominating Committee or any other Board committee performing a similar function.

         During fiscal 2002, each Board member attended at least 75% or more of the aggregate of the meetings of the Board and the committees on which they served, held during the period for which they were a director or a committee member, respectively.

The Compensation Committee:

         The Compensation Committee is responsible for determining salaries and incentive compensation for the Company's executive officers, awards stock options and stock bonuses to eligible executives, employees and consultants under the Company's 1997 Equity Incentive Plan, and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. During fiscal 2002, the Compensation Committee was composed of three non-employee directors: Mr. Brown, Chairman of the Committee, and Messrs. Brooks, and Giroir. The Compensation Committee met once during fiscal 2002.

The Audit Committee:

         The Audit Committee's responsibilities include the following: to meet with the Company's independent accountants at least annually to review the scope and results of the annual audit; recommend to the Board the independent accountants to be retained for the Company; and receive and consider the accountants' comments as to internal controls, accounting staff, management performance, and procedures performed and results obtained in connection with the audit. During fiscal 2002, the Audit Committee was composed of three directors: Mr. Brooks, Chairman of the Committee, and Messrs. Giroir and Howard. All members of the Audit Committee are independent directors (as independence is defined in Rule 4200(a)(14) of the NASD listing standards). The Audit Committee met three times during fiscal 2002.


                                   Proposal 2

               Approval of Amendment to 1997 Equity Incentive Plan

         In September 1997, the Board of Directors adopted, and the stockholders subsequently approved, the Company's 1997 Equity Incentive Plan ("Incentive Plan"). Initially, there were 1,600,000 shares of Common Stock reserved for issuance under the Incentive Plan. Of that 1,600,000 shares, 800,000 shares were specifically reserved to be granted as substitute options to BEI Electronics optionholders in connection with the Distribution and 800,000 shares were specifically reserved for new awards issuances. The Incentive Plan provides that any shares reserved to be granted as substitute options to BEI Electronics optionholders that are not so granted terminate and may not be available for future grant under the Incentive Plan. In connection with the Distribution, options to purchase 339,445 shares were granted as substitute options and the remaining 460,555 shares reserved to be granted as substitute options were terminated. As such, after the Distribution, there were 1,139,445 shares of Common Stock reserved for issuance under the Incentive Plan. In October 2000, the Company granted a one-for-one stock dividend, which doubled the number of shares of Common Stock reserved for issuance under the Incentive Plan to 2,278,890.

         As of December 31, 2002, awards (net of canceled or expired awards) covering an aggregate of 2,026,283 shares of the Company's Common Stock had been granted under the Incentive Plan. Only

252,607 shares of Common Stock (plus any shares that might in the future be returned to the Incentive Plan as a result of cancellations or expiration of awards or the reacquisition by the Company of issued shares) remained available for future grant under the Incentive Plan.

     Stockholders are requested in this Proposal 2 to approve the amendment to the Incentive Plan to increase the number of shares of Common Stock reserved for issuance under the Incentive Plan by 600,000 shares from 2,278,890 shares to 2,878,890 shares. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the amendment to the Incentive Plan. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                             IN FAVOR OF PROPOSAL 2

         The essential features of the Incentive Plan are outlined below:

General

         The Incentive Plan provides for the grant of incentive stock options, nonstatutory stock options, stock bonuses and restricted stock purchase awards (collectively "awards"). Incentive stock options granted under the Incentive Plan are intended to qualify as "incentive stock options" within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Nonstatutory stock options granted under the Incentive Plan are not intended to qualify as incentive stock options under the Code. See "Federal Income Tax Information" for a discussion of the tax treatment of awards. To date, the Company has granted stock options and restricted stock awards under the Plan.

Purpose

         The Board adopted the Incentive Plan to provide a means by which employees, directors and consultants of the Company and its affiliates may be given an opportunity to acquire stock in the Company, to assist in retaining the services of such persons, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of the Company and its affiliates. All of the approximately 1,100 employees, directors and consultants of the Company and its affiliates are eligible to participate in the Incentive Plan.

Administration

         The Board administers the Incentive Plan. Subject to the provisions of the Incentive Plan, the Board has the power to construe and interpret the Incentive Plan and to determine the persons to whom and the dates on which awards will be granted, the number of shares of Common Stock to be subject to each award, the time or times during the term of each award within which all or a portion of such award may be exercised, the exercise price, the type of consideration and other terms of the award.

         The Board has the power to delegate administration of the Incentive Plan to a committee composed of not fewer than two members of the Board. In the discretion of the Board, a committee may consist solely of two or more outside directors in accordance with Section 162(m) of the Code or solely of two or more non-employee directors in accordance with Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Board has delegated administration of the Incentive Plan to the Compensation Committee of the Board. As used herein with respect to the Incentive Plan, the "Board" refers to any committee the Board appoints as well as to the Board itself.

         The regulations under Section 162(m) of the Code require that the directors who serve as members of the committee must be "outside directors." The Incentive Plan provides that, in the Board's discretion, directors serving on the committee may be "outside directors" within the meaning of Section 162(m). This limitation would exclude from the committee directors who are (i) current employees of the Company or an affiliate, (ii) former employees of the Company or an affiliate receiving compensation for past services

(other than benefits under a tax-qualified pension Incentive Plan), (iii) current and former officers of the Company or an affiliate, (iv) directors currently receiving direct or indirect remuneration from the Company or an affiliate in any capacity (other than as a director), and (v) any other person who is otherwise not considered an "outside director" for purposes of Section 162(m).

Stock Subject to the Incentive Plan

         Subject to this Proposal, an aggregate of 2,878,890 shares of Common Stock is reserved for issuance under the Incentive Plan. If awards granted under the Incentive Plan expire or otherwise terminate without being exercised, the shares of Common Stock not acquired pursuant to such awards again become available for issuance under the Incentive Plan. If the Company reacquires unvested stock issued under the Incentive Plan, the reacquired stock will again become available for reissuance under the Incentive Plan.

Eligibility

         Incentive stock options may be granted under the Incentive Plan only to employees (including officers) of the Company and its affiliates. Employees (including officers), directors, and consultants of both the Company and its affiliates are eligible to receive all other types of awards under the Incentive Plan.

         No incentive stock option may be granted under the Incentive Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under the Incentive Plan and all other such plans of the Company and its affiliates) may not exceed $100,000.

         No person may be granted awards under the Incentive Plan exercisable for more than 250,000 shares of Common Stock during any calendar year ("Section 162(m) Limitation").

Terms of Options

         The following is a description of the permissible terms of options under the Incentive Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

         Exercise Price; Payment. The exercise price of incentive stock options may not be less than 100% of the fair market value of the stock subject to the option on the date of the grant and, in some cases (see "Eligibility" above), may not be less than 110% of such fair market value. The exercise price of nonstatutory options may not be less than 85% of the fair market value of the stock on the date of grant. If options were granted to covered executives with exercise prices below fair market value, deductions for compensation attributable to the exercise of such options could be limited by Section 162(m) of the Code. See "Federal Income Tax Information." As of January 13, 2003, the closing price of the Company's Common Stock as reported on the Nasdaq National Market System was $11.58 per share.

         The exercise price of options granted under the Incentive Plan must be paid either in cash at the time the option is exercised or at the discretion of the Board, (i) by delivery of other Common Stock of the Company, (ii) pursuant to a deferred payment arrangement or (iii) in any other form of legal consideration acceptable to the Board.

         Option Exercise. Options granted under the Incentive Plan may become exercisable in cumulative increments ("vest") as determined by the Board. Shares covered by currently outstanding options under the Incentive Plan typically vest at the rate of 1/3 per year during the participant's employment by, or service as a director or consultant to, the Company or an affiliate (collectively, "service"), after one year. Shares covered by options granted in the future under the Incentive Plan may be subject to different vesting terms. The Board has the power to accelerate the time during which an option may vest or be exercised. In addition, options granted under the Incentive Plan may permit exercise prior to vesting, but in such event the participant may be required to enter into an early exercise stock purchase agreement that allows the Company to repurchase unvested shares, generally at their exercise price, should the participant's service terminate before vesting. To the extent provided by the terms of an option, a participant may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing the Company to withhold a portion of the stock otherwise issuable to the participant, by delivering already-owned Common Stock of the Company or by a combination of these means.

         Term. The maximum term of options under the Incentive Plan is 10 years, except that in certain cases (see "Eligibility") the maximum term is five years. Options under the Incentive Plan generally terminate three months after termination of the participant's service unless: (i) such termination is due to the participant's disability, in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the termination of service) at any time within such period of time ending on the earlier of (a) the date 12 months following such termination or
(b) the expiration of the term of the option; (ii) the participant dies before the participant's service has terminated, or within three months after termination of such service, in which case the option may be exercised (to the extent the option was exercisable at the time of the participant's death) by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution within the period ending on the earlier of (a) the date 18 months following the participant's death or (b) the expiration of the term of the option; or (iii) the option by its terms specifically provides otherwise. A participant may designate a beneficiary who may exercise the option following the participant's death. In the case of incentive stock options, the term of the post-termination exercise period shall not exceed three months. The Board may extend the post-termination exercise period and provide for continued vesting; provided however, that any extension of the post-termination exercise period by the Board in excess of three months shall cause an incentive stock option to become a nonstatutory stock option.

         The option term generally is not extended in the event that exercise of the option within these periods is prohibited.

Terms of Stock Bonuses and Purchases of Restricted Stock

         Payment. The Board determines the purchase price under a restricted stock purchase agreement but the purchase price may not be less than 85% of the fair market value of the Company's Common Stock on the date of purchase. The Board may award stock bonuses in consideration of past services without a purchase payment.

         The purchase price of stock acquired pursuant to a restricted stock purchase agreement under the Incentive Plan must be paid either in cash at the time of purchase or at the discretion of the Board, (i) by delivery of other Common Stock of the Company, (ii) pursuant to a deferred payment arrangement or
(iii) in any other form of legal consideration acceptable to the Board.

         Vesting. Shares of stock sold or awarded under the Incentive Plan may, but need not be, subject to a repurchase option in favor of the Company in accordance with a vesting schedule as determined by the Board. The Board has the power to accelerate the vesting of stock acquired pursuant to a restricted stock award under the Incentive Plan.

         Restrictions on Transfer. Rights under a restricted stock bonus or restricted stock purchase agreement may not be transferred except where such assignment is required by law or expressly authorized by the terms of the applicable restricted stock bonus or restricted stock purchase agreement.

Restrictions on Transfer

         The participant may not transfer an incentive stock option otherwise than by will or by the laws of descent and distribution. During the lifetime of the participant, only the participant may exercise an incentive stock option. The Board may grant nonstatutory stock options that are transferable to the extent provided in the stock option agreement; provided that if the stock option agreement does not expressly permit the transfer of a nonstatutory stock option, the nonstatutory stock option will not be transferable except by will, by the laws of descent and distribution or pursuant to a domestic relations order satisfying the requirements of Rule 16b-3, and will be exercisable during the lifetime of the participant, only by the participant or any transferee pursuant to a domestic relations order. Shares subject to repurchase by the Company under an early exercise stock purchase agreement may be subject to restrictions on transfer that the Board deems appropriate.

Adjustment Provisions

         If any change is made in the stock subject to the Incentive Plan, or subject to any stock award, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Incentive Plan will be appropriately adjusted in the class(es) and maximum number of shares subject to the Incentive Plan and the maximum number of shares subject to award to any person during any calendar year, and the outstanding stock awards will be appropriately adjusted in the class(es) and number of shares and price per share of stock subject to such outstanding stock awards.

Effect of Certain Corporate Events

         In the event of: (1) a dissolution, liquidation or sale of substantially all of the assets of the Company; (2) a merger or consolidation in which the Company is not the surviving corporation; (3) a reverse merger in which the Company is the surviving corporation but the shares of the Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or (4) the acquisition by any person, entity or group of the beneficial ownership of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors, then to the extent permitted by applicable law: (i) any surviving corporation shall assume any stock awards outstanding under the Incentive Plan or shall substitute similar stock awards for those outstanding under the Incentive Plan, or (ii) such stock awards shall continue in full force and effect. In the event any surviving corporation refuses to assume or continue such stock awards, or to substitute similar stock awards for those outstanding under the Incentive Plan, then, with respect to stock awards held by persons then performing services as employees, directors or consultants, the time during which such stock awards may be exercised shall be accelerated and the stock awards terminated if not exercised prior to such event.

         The acceleration of an award in the event of a corporate transaction or a change in control event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

Duration, Amendment and Termination

         The  Board  may  terminate  or  suspend  the  Incentive   Plan  without
stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the Incentive Plan will terminate on September 10, 2007.

         The Board may also amend the Incentive Plan at any time or from time to time. However, no amendment will be effective unless approved by the stockholders of the Company within 12 months before or after its adoption by the Board to the extent such approval is necessary to satisfy the requirements of
Section 422 of the Code. The Board may submit any other amendment to the Incentive Plan for stockholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees.

Federal Income Tax Information

         Incentive Stock Options. Incentive stock options under the Incentive Plan are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Code.

         There generally are no federal income tax consequences to the participant or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the participant's alternative minimum tax liability, if any.

         If a participant holds stock acquired through exercise of an incentive stock option for more than two years from the date on which the option is granted and more than one year from the date on which the shares are transferred to the participant upon exercise of the option, any gain or loss on a disposition of such stock will be a long-term capital gain or loss.

         Generally, if the participant disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), then at the time of disposition the participant will realize taxable ordinary income equal to the lesser of (i) the excess of the stock's fair market value on the date of exercise over the exercise price, or (ii) the participant's actual gain, if any, on the purchase and sale. The participant's additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year.

         To the extent the participant recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

         Nonstatutory Stock Options, Restricted Stock Purchase Awards and Stock Bonuses. Nonstatutory stock options, restricted stock purchase awards and stock bonuses granted under the Incentive Plan generally have the following federal income tax consequences.

         There are no tax consequences to the participant or the Company by reason of the grant. Upon acquisition of the stock, the participant normally will recognize taxable ordinary income equal to the excess, if any, of the stock's fair market value on the acquisition date over the purchase price. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the participant elects to be taxed on receipt of the stock. With respect to employees, the Company is generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of
Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the participant.

         Upon disposition of the stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to participants who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

         Stock Appreciation Rights. No taxable income is realized upon the receipt of a stock appreciation right, but upon exercise of the stock appreciation right the fair market value of the shares (or cash in lieu of shares) received must be treated as compensation taxable as ordinary income to the participant in the year of such exercise. Generally, with respect to employees, the Company is required to withhold from the payment made on exercise of the stock appreciation right or from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, Section 162(m) of the Code and the satisfaction of a reporting obligation, the Company will be entitled to a business expense deduction equal to the taxable ordinary income recognized by the participant.

         Potential Limitation on Company Deductions. Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain "covered employees" in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to awards, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

         Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with Treasury Regulations issued under Section 162(m), compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation if the award is granted by a compensation committee comprised solely of "outside directors" and either (i) the plan contains a per-employee limitation on the number of shares for which such awards may be granted during a specified period, the per-employee limitation is approved by the stockholders, and the exercise price of the award is no less than the fair market value of the stock on the date of grant, or (ii) the award is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the award is approved by stockholders.

         Awards to purchase restricted stock and stock bonus awards will qualify as performance-based compensation under the Treasury Regulations only if (i) the award is granted by a compensation committee comprised solely of "outside directors," (ii) the award is granted (or exercisable) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, (iii) the compensation committee certifies in writing prior to the granting (or exercisability) of the award that the performance goal has been satisfied and (iv) prior to the granting (or exercisability) of the award, stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount--or formula used to calculate the amount--payable upon attainment of the performance goal).

New Plan Benefits

         The following table presents certain information with respect to options granted under the Incentive Plan as of September 28, 2002, subject to the stockholders' approval of the increase in the number of shares authorized for issuance under the Incentive Plan, to (i) the Company's Chief Executive Officer and its four other most highly compensated executive officers at September 28, 2002 (the "Named Executive Officers"), (ii) all executive officers as a group, (iii) all non-executive officer employees as a group and (iv) all non-employee directors as a group.


                                NEW PLAN BENEFITS

                           1997 Equity Incentive Plan

                                                        Number of Shares Underlying Options
Name and Position                                                     Granted
------------------------------------------------------ ------------------------------------
       Charles Crocker ...............................                 20,000
       Dr. Asad M. Madni .............................                 44,590
       John LaBoskey .................................                 28,500
       Robert R. Corr ................................                 24,000
       David H. Pike .................................                 21,334
       All Executive Officers as a Group .............                180,424
       All Non-Executive Officer Employees as a
         Group .......................................                401,925
       All Non-Employee Directors as a Group .........                    --

                      Equity Compensation Plan Information

         The following table provides certain information with respect to all of the Company's equity compensation plans in effect as of September 28, 2002, subject to this Proposal 2 with respect to the number of shares of Common Stock remaining available for issuance under the Incentive Plan.


                      Equity Compensation Plan Information

                                                                                            Number of securities
                                                                                           remaining available for
                                        Number of securities to                                issuance under
                                        be issued upon exercise       Weighted-average       equity compensation
                                             of outstanding           exercise price of       plans (excluding
                                           options, warrants        outstanding options,    securities reflected
             Plan Category                   and rights (a)          warrants and rights       in column (a))
-------------------------------------- -------------------------   ---------------------- ------------------------
Equity compensation plans approved by
security holders:
 1997 Equity Incentive Plan ..........          582,349                   $ 10.84                  842,949
Equity compensation plans not approved
by security holders ..................              --                        --                       --
 Total ...............................          582,349                   $ 10.84                  842,949

                                   Proposal 3

           Ratification of Selection of Independent Public Accountants

         The Audit Committee has selected Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending September 27, 2003 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the annual meeting. Ernst & Young LLP (including its predecessor, Ernst & Whinney) has audited the Company's financial statements since inception in fiscal 1997. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

         Fees billed to Company by Ernst & Young LLP during Fiscal 2002

         Audit and Audit Related Fees:

         Fees billed to the Company by Ernst & Young LLP related to the Company's 2002 fiscal year for the audit of the Company's annual financial statements and review of the financial statements included in the Company's quarterly reports on Form 10-Q totaled $323,236.

         Audit related fees billed to the Company by Ernst & Young LLP related to the Company's 2002 fiscal year totaled $20,525.

         Financial Information Systems Design and Implementation Fees:

         The Company did not engage Ernst & Young LLP to provide advice to the Company regarding financial information systems design and implementation during the fiscal year ended September 28, 2002.

         All Other Fees:

         Fees billed to the Company by Ernst & Young LLP related to the Company's 2002 fiscal year for all other non-audit services rendered to the Company, including tax related services totaled $356,572.

         The Audit Committee has determined the rendering of the other non-audit services by Ernst & Young LLP is compatible with maintaining the auditor's independence.

         Stockholder ratification of the selection of Ernst & Young LLP as the Company's independent public accountants is not required by the Company's By-Laws or other applicable legal requirement. However, the Audit Committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

         The affirmative vote of the holders of a plurality of the shares represented and entitled to vote at the meeting will be required to ratify the selection of Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending September 27, 2003. Abstentions and broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                             IN FAVOR OF PROPOSAL 3

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the ownership of the Company's Common Stock as of December 31, 2002 by: (i) each of the executive officers named in the Summary Compensation Table; (ii) each director; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.


                                                                            Beneficial Ownership (1)
                                                                            -------------------------
                                                                             Number of     Percent of
                             Beneficial Owner                                  Shares       Total(2)
-------------------------------------------------------------------------   -----------   -----------
Mr. Charles Crocker(3) ..................................................    3,050,184         20.8
 One Post Street
 Suite 2500
 San Francisco, CA
Lord, Abbett & Co.(8) ...................................................    1,711,566         11.6
 90 Hudson Street
 Jersey City, NJ
State Street Research & Management Co.(7) ...............................    1,251,000          8.5
 One Financial Center
 Suite 3800
 Boston, MA
Systematic Financial Management, LP. ....................................    1,239,327          8.4
 C/O Glenpointe East, 7th Floor
 Teaneck, NJ
Barclays Global Investors ...............................................      778,056          5.3
 45 Fremont Street, 17th Floor
 San Francisco, CA
Dr. Asad M. Madni(4) ....................................................      245,941          1.7
Mr. Robert R. Corr(4) ...................................................       52,647           *
Mr. John LaBoskey(4) ....................................................       69,175           *
Mr. David H. Pike(4)(9) .................................................       43,735           *
Mr. Richard M. Brooks(4) ................................................        8,000           *
Mr. George S. Brown(4)(5) ...............................................       10,002           *
Mr. C. Joseph Giroir, Jr.(4) ............................................          --            *
Dr. William G. Howard, Jr.(4) ...........................................        8,000           *
Mr. J. Lavon Morton(4) ..................................................        1,000           *
Mr. Gary D. Wrench(4) ...................................................       27,974           *
All executive officers and directors as a group (12 persons)(6) .........    3,595,808         24.5

------------
*  Less than one percent.

(1) This table is based upon information supplied by officers, directors and principal stockholders of the Company and upon any Schedules 13D or 13G filed with the Securities and Exchange Commission (the
         "Commission"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

(2) Applicable percentages are based on 14,695,118 shares outstanding on December 31, 2002, adjusted as required by rules promulgated by the Commission.

(3) Includes 770,000 shares held by Mr. Crocker as trustee for his adult children, as to which Mr. Crocker disclaims beneficial ownership. Also includes 99,872 shares held in a trust of which Mr. Crocker is beneficiary and sole trustee. Mr. Crocker, acting alone, has the power to vote and dispose of the shares in each of these trusts.

(4) Includes shares which certain officers and directors have the right to acquire within 60 days after the date of this table pursuant to outstanding options as follows: Mr. Crocker, 9,900 shares; Dr. Madni, 37,923 shares; Mr. Corr, 15,999 shares; Mr. LaBoskey, 10,999 shares; Mr. Pike, 7,333 shares; and all executive officers and directors as a group, 105,820 shares. Also includes shares which certain officers and directors have the right to vote pursuant to unvested portions of restricted stock awards as follows: Mr. Crocker, 30,500 shares; Dr. Madni, 130,395 shares; Mr. Corr, 27,200 shares; Mr. LaBoskey, 37,300 shares; Mr. Pike, 35,625 shares; Mr. Brooks, 8,000 shares; Dr. Howard, 3,200 shares; Mr. Wrench, 12,000 shares; and all executive officers and directors as a group, 331,670 shares.

(5) Includes 10,002 shares held in a revocable trust of which Mr. Brown and his wife, Mildred S. Brown, are beneficiaries and sole trustees. Mr. and Mrs. Brown, acting alone, each have the power to vote and dispose of such shares.

(6)      Includes the shares described in the Notes above, as applicable.

(7) Represents shares held by State Street Research & Management Co. ("State") which has the sole power to vote and dispose of the shares held by it. State is a wholly owned subsidiary of Metropolitan Life Insurance Company ("Metropolitan"). Metropolitan may be deemed to share the power to vote and dispose of all shares held by State, and State may be deemed to share the power to vote and dispose of all shares held by itself. Therefore, both Metropolitan and State each may be deemed a beneficial owner of the shares held.

(8) Represents shares held by Lord Abbett & Co. ("Abbett") which has the sole power to vote and dispose of the shares held by it. Abbett is owned by eight individuals who participate in the management of the firm's investment activities. Therefore, Abbett and the eight individuals may be deemed beneficial owners of all shares held by Abbett.

(9) Includes 310 shares owned of record and beneficially by Sevan Sakayan, as to which Mr. Sakayan has sole voting and investment power and as to which Mr. Pike disclaims beneficial ownership.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's Common Stock, to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Officers, directors and greater than ten percent stockholders are required by the Commission's regulations to furnish the Company with copies of all Section 16(a) forms they file.

         To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 28, 2002, and except as set forth below, the Company's officers, directors and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements.

         There was a late filing of one Form 4 on behalf of David H. Pike. This was an inadvertent administrative omission by the Company, and the Form 4 was promptly filed upon discovery of the oversight.

                             EXECUTIVE COMPENSATION

Compensation of Directors

         During fiscal 2002, each non-employee director of the Company received a monthly fee of $1,000. Each non-employee director of the Company also received a fee of $500 for each Board meeting attended and for each committee meeting attended by that committee member and a fee of $250 for each telephone conference Board meeting in which such director participated. In the fiscal year ended September 28, 2002, the total compensation paid by the Company to non-employee directors for services rendered as directors was $60,500. The members of the Board of Directors are eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with Company policy.

         Mr. Wrench, a member of the Board of Directors, provided consulting services to the Company following his retirement in May 2000. The Company made payments to Mr. Wrench totaling $34,500 during fiscal 2002 in consideration of these services. Such consulting services were pursuant to a written agreement entered into between Mr. Wrench and the Company that provided in material part for services to be provided by Mr. Wrench to the Company on up to five days per month for a total of $6,000 per month, plus $1,200 per day for any excess days.

Compensation of Executive Officers

                             Summary of Compensation

         As noted above, the Company became an independent public company on September 27, 1997 as a result of the Distribution. The following table shows compensation awarded or paid to or earned by the Company's Chief Executive Officer and its four other most highly compensated executive officers (the "Named Executive Officers") for services rendered by them as executive officers of the Company in the fiscal years ended September 28, 2002, September 29, 2001 and September 30, 2000.


                          Summary Compensation Table

                                                                                        Long Term
                                                Annual Compensation                Compensation Awards
                                     ----------------------------------------- ---------------------------
                                                                     Other                                      All
                                                                    Annual                     Securities      Other
           Name and                                              Compensation    Restricted    Underlying   Compensation
      Principal Position       Year   Salary (1)($)   Bonus($)      (2)($)      Awards(3)($)   Options(#)      (4)($)
----------------------------- ------ --------------- ---------- -------------- -------------- ------------ -------------
Mr. Charles Crocker ......... 2002      401,250                                    321,550       10,000        11,147
 Chairman of the Board and    2001      449,401       225,000                      132,500       10,000         9,290
 Chief Executive Officer      2000      395,681       200,000      27,290                                       6,088

Dr. Asad M. Madni ........... 2002      413,069                                    805,200                     10,936
 President and Chief          2001      361,040       225,000                      433,341       14,590         9,670
 Operating Officer            2000      356,940       200,000                      337,500       20,000         8,135

Mr. John LaBoskey ........... 2002      205,087                                    321,550       20,000         7,822
 Senior Vice President and    2001      188,503       130,000                      106,000        2,500         6,175
 Chief Financial Officer      2000      137,846       110,000                       37,500        6,000         5,764

Mr. Robert R. Corr .......... 2002      168,925                                    107,360        8,000         7,452
 Vice President and           2001      183,500        50,000                       53,000        4,000         6,769
 Controller                   2000      178,320        50,000                       25,000        6,000         5,580

Mr. David H. Pike ........... 2002      150,567                                    256,710       14,000         5,394
 Senior Vice President of     2001      154,252       120,000                       86,125        4,000         4,483
 Divisional Administration    2000      143,402       110,000                       37,500       10,000         4,535
 and Human Resources

------------
                                       16

(1) Includes (i) annual cash payments designated as automobile allowances, which did not exceed $20,000 for any individual in any year, (ii) compensation earned but deferred at the election of the Named Executive Officer pursuant to the Company's Deferred Compensation Plan, and (iii) $40,384 in fiscal year 2000 of accrued vacation pay deferred by Dr. Madni.

(2) Represents the value of shares received by Mr. Crocker in the form of stock in OpticNet, the Company's formerly controlled subsidiary, as compensation for activities related to the founding of OpticNet.

(3) Represents the dollar value of shares awarded, calculated by multiplying the market value based on the closing sales price on the date of grant by the number of shares awarded. At September 28, 2002, the aggregate holdings and value of restricted stock held by the Named Executive Officers (based on the number of shares held at fiscal year-end multiplied by the closing sales price of the Company's Common Stock as reported on the Nasdaq National Market on September 28, 2002) was as follows: Mr. Crocker, 33,500 shares, valued at $390,275; Dr. Madni, 156,400 shares, valued at $1,822,060; Mr. LaBoskey, 45,800 shares, valued at $533,570; Mr. Corr, 26,300 shares, valued at $306,395; and Mr. Pike, 36,375 shares, valued at $423,768. Generally, the restrictions on awards of restricted stock lapse with respect to 15% of the total number of shares per year on the first, second, third, fourth and fifth anniversaries of the date of grant and with respect to the remaining shares subject to such award on the sixth anniversary of the date of grant. Dividends are paid on shares of restricted stock when, as and if the Board declares dividends on the Common Stock of the Company.

(4)      Includes $8,000,  $6,699, $7,395, $6,064 and $4,978 paid in fiscal 2002 to each of Messrs. Crocker, Madni, LaBoskey, Corr and Pike, respectively, and $6,120, $6,120, $5,771, $5,742 and $4,172 paid in fiscal 2001 to each of Messrs. Crocker, Madni, LaBoskey, Corr and Pike, respectively, and $5,100, $5,100, $5,260, $4,918 and $4,012 paid in fiscal 2000 to each of Messrs. Crocker, Madni, LaBoskey, Corr and Pike, respectively, as a normal contribution pursuant to the Company's Retirement Savings Plan. The remaining sums listed for each of fiscal 2002, 2001 and 2000 for Messrs. Crocker, Madni, LaBoskey, Corr and Pike are attributable to premiums paid by the Company for group term life insurance, supplemental life insurance and, solely with respect to Messrs. Crocker and Madni, benefits received pursuant to split dollar life insurance policies entered into by the Company in fiscal 2000.


                        Stock Option Grants and Exercises

         During the Company's fiscal year ended September 28, 2002, the Company granted options to its executive officers and key employees under the Incentive Plan. In connection with the Distribution, holders of options to purchase Common Stock of BEI Electronics that were not exercised prior to the Distribution had such options converted to vested and unvested incentive stock options and nonstatutory stock options, as appropriate, to purchase the Company's Common Stock issued under the Incentive Plan. The number of shares of the Company's Common Stock subject to options issued in the conversion was determined by criteria which included the aggregate fair market value of each option to purchase BEI Electronics' Common Stock immediately prior to the Distribution and the intent to issue options to purchase the Company's Common Stock that were not more favorable to the holder than those options held on BEI Electronics' Common Stock that converted as a result of the Distribution. For further information, see "The Distribution--Other Consequences of the Distribution--Stock Options" in the Information Statement included as an exhibit to the Company's Registration Statement filed on Form 10 (File No. 0-22799). The Company has not issued any stock appreciation rights, either apart from or under the Incentive Plan. As of December 31, 2002, options to purchase a total of 562,717 shares had been granted and were outstanding under the Incentive Plan and options to purchase 252,607 shares remained available for grant thereunder. The following tables show, for fiscal 2002, certain information regarding options for the Company's Common Stock granted to, exercised by, and held at year-end by, the Named Executive Officers.

                        Option Grants in Fiscal Year 2002




                                     % of Total                                                       Potential Realizable Value of
                         Number of    Options                                                                 Assumed Annual
                        Securities    Granted                                                                 Rates of Stock
                        Underlying       to                    Market Price                               Price Appreciation for
                          Options    Employees  Exercise         at Date                                      Option Term(3)
                          Granted    in Fiscal   Price           of Grant         Expiration      --------------------------------
Name                      (#)(1)      Year(2)    ($/Sh)           ($/Sh)             Date              0%          5%       10%
----                      ------      -------    ------           ------             ----              --          --       ---
Mr. Crocker ...........     10,000      3.8%      17.83            16.21             11/28/06         (16,210)     28,575     82,753
Dr. Madni .............       --         --        --               --                  --               --          --         --
Mr. LaBoskey ..........     20,000      7.6%  16.21 - 10.63    16.21 - 10.63    11/28/11 - 08/7/12       --       168,795    427,760
Mr. Corr ..............      8,000      3.1%  16.21 - 10.63    16.21 - 10.63    11/28/11 - 08/7/12       --        67,518    171,104
Mr. Pike ..............     14,000      5.3%  16.21 - 10.63    16.21 - 10.63    11/28/11 - 08/7/12       --       107,629    272,753

------------
(1) Options generally vest annually over a 3-year period. The options will fully vest upon a change in control, as defined in the Incentive Plan.

(2) Based upon options to purchase 262,000 shares issued to employees in fiscal year 2002.

(3) The potential realizable value is based on the term of the option at its time of grant. It is calculated by assuming that the stock price on the date of grant appreciates at the indicated rate, compounded annually for the entire term of the option and the option is exercised solely on the last day of its term for the appreciated price. These amounts represent certain assumed rates of appreciation less the exercise price, in accordance with the rules of the Commission, and do not reflect the Company's estimate or projection of future stock price performance. Actual gains, if any, are dependent on the actual future performance of the Company's Common Stock and no gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders.


    Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values


                                                        Number of Securities
                                                             Underlying         Value of Unexercised
                           Shares                       Unexercised Options     in-the-Money Options
                          Acquired                         at FY-End (#)           at FY-End ($)
                             on            Value            Exercisable/            Exercisable/
Name                    Exercise(#)     Realized($)       Unexercisable(1)        Unexercisable(2)
---------------------- -------------   -------------   ---------------------   ---------------------
Mr. Crocker ..........       --               --           3,300/16,700               -- /--
Dr. Madni ............       --               --           26,854/17,736          153,498/36,002
Mr. LaBoskey .........     6,000           45,000          4,833/23,667            21,600/21,000
Mr. Corr .............       --               --           11,333/12,667             -- /6,533
Mr. Pike .............     5,001           53,664          1,333/20,001             -- /28,204

------------
(1)      Includes both "in-the-money" and "out-of-the-money" options.

(2)      The fair market value of the underlying  shares of the Company's Common
         Stock   on   September   28,   2002,    less   the   exercise    price.
         "Out-of-the-money" options are ignored.


Management Incentive Bonus Plan For Fiscal 2002

         In 2001, the Company's Compensation Committee adopted a Management Incentive Bonus Plan for fiscal 2002 ("2002 MIB Plan") covering employees of the Company. Following the end of the Company's 2002 fiscal year, the Company's Compensation Committee determined that the specific criteria as to profit and return on equity had not been met. The Compensation Committee also decided not to create a Corporate Bonus Fund. Therefore, no incentive awards were made with respect to the Company's fiscal year 2002. This decision is reflected as to each named executive officer in the "Bonus" column of "Summary Compensation Table" under "Executive Compensation."

         The amounts of such incentive payments to the Named Executive Officers with respect to fiscal years 2001 and 2000, are included in the "Bonus" column of "Summary Compensation Table" under "Executive Compensation."

Employment Agreements

         The employment agreement between the Company and Dr. Madni, President and Chief Operating Officer of the Company, renews annually on the anniversary date of the agreement. Such agreement further provides that if the Company terminates him without cause or a change in control of the Company occurs, and he executes a general release of liability, Dr. Madni will receive from the Company his then current full-time salary and medical, dental and life insurance benefits for the 12 months following the termination of his employment, his annual bonus prorated to the date of termination of his employment and an amount equal to the average of the bonuses paid Dr. Madni over the prior three completed fiscal years. The employment agreement includes a noncompetition clause that provides that Dr. Madni will refrain from activities of a competitive nature for a period of two years after termination of his employment with the Company.

Executive Change of Control Benefits Agreements

         The Company has entered into Executive Change of Control Benefits Agreements (the "Change of Control Agreements") with Messrs. Crocker, Madni, LaBoskey, Corr, and Pike. Pursuant to the terms of the Change of Control Agreements, each executive officer would receive a single payment equal to the sum of his annual salary and the average of his annual bonuses for the prior three years upon the occurrence of a voluntary termination of employment by the employee or an involuntary termination of employment without cause within 12 months after a change in control of the Company, as defined in the Change of Control Agreements. In addition, the Company would pay medical benefits on behalf of the executive officer and his dependents until the executive officer is again employed, but not longer than 18 months.

Compensation Committee Interlocks and Insider Participation

         As noted above, the Compensation Committee consists of Messrs. Brown, Brooks and Giroir. Mr. Brown retired in July 1990 as President of BEI Electronics and served as a consultant to BEI Electronics until June 30, 1997. Mr. Giroir served as Corporate Secretary of BEI Electronics until February 1995 for which he received no compensation in addition to that received as director's fees. Mr. Crocker, Chairman of the Board and Chief Executive Officer of the Company, serves as a director and has been selected to serve as a member of the Compensation Committee of OpticNet, and Mr. Wrench, a director of the Company serves as Chief Financial Officer for OpticNet and also as a director.

                      REPORT OF THE COMPENSATION COMMITTEE
             OF THE BOARD OF DIRECTORS OF BEI TECHNOLOGIES, INC. (1)
                               NOVEMBER 8, 2002

         The Compensation Committee is composed of three non-employee directors, Messrs. Brown, Brooks and Giroir. The Compensation Committee is responsible for, among other things, setting the compensation of executive officers, including any stock based awards to such individuals under the Company's 1997 Equity Incentive Plan. The Compensation Committee annually evaluates the performance, and determines the compensation of the Chief Executive Officer and the other executive officers of the Company based upon a mix of the achievement of corporate goals, individual performance of the executive officers and comparisons with other companies operating in the same industry. The Chief Executive Officer provides recommendations to the Compensation Committee, but is not present during the discussion of his own compensation.

Executive Compensation Principles

         The Compensation Committee seeks to compensate executive officers in a manner designed to achieve the primary interest of the Company's stockholders, namely that of increased stockholder value.

         In furtherance of this goal, the Compensation Committee determined a compensation package for fiscal 2002 that considered both competitive and performance factors. Annual compensation of executives of the Company is composed of salary, bonus and stock incentives, an approach consistent with the compensation programs of most electronics and/or industrial focused companies. A substantial portion of the cash compensation of each executive officer is contingent upon the achievement of certain performance milestones by the Company. Bonuses, therefore, could be substantial, could vary significantly from year to year, and could vary significantly among executive officers. The Company's Compensation Committee intends to continue to follow this approach in the future and be guided by the same principles. Stock-based awards also continue to be a part of the overall compensation for the Company's executive officers, and are intended to further incentivize, as well as reward, the executive officers.

Base Salary

         The Compensation Committee determined salaries for fiscal 2002 for all executive officers at its meeting of November 28, 2001. In adjusting the base salary of the executive officers, the Compensation Committee examined both competitive and qualitative factors relating to corporate and individual performance. In connection with its examination of competitive factors, the Compensation Committee reviewed an independent survey of base salaries paid by other electronics companies of comparable size. In many instances, assessment of qualitative factors necessarily involved a subjective assessment by the Committee. In determining salary adjustments for executive officers for fiscal 2002, the Compensation Committee relied primarily on the evaluation and recommendations by Mr. Crocker of each officer's responsibilities for fiscal 2002 and performance during fiscal 2001.

         On February 1, 2002, the Company's management, with the support of the Compensation Committee, implemented a Salary Reduction Plan. This plan reduced the base salary of each executive officer by 10% until the plan was discontinued as of January 1, 2003.


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(1) This Section is not "soliciting material," is not deemed "filed" with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Management Incentive Bonus Plan Adopted for Fiscal 2003

         The Company's Compensation Committee has adopted a Management Incentive Bonus Plan (the "2003 MIB Plan") for fiscal 2003 covering employees of the Company and its operating divisions (which include the Company's majority owned subsidiaries). On the basis of goals relating to return on equity, and subject to predetermined limits under the 2003 MIB Plan, the Company's Compensation Committee, will in its discretion, determine a bonus fund for the Company and each of its operating divisions following the end of the Company's 2003 fiscal year. Based upon recommendations from the management of the Company, the Compensation Committee may, in its discretion, approve awards to employees of the Company and each of its operating divisions, subject to final approval of the Company's Board of Directors.

         No incentive awards were made with respect to the Company's fiscal 2002 year.

Chief Executive Officer Compensation

         In general, the factors utilized in determining Mr. Crocker's compensation were similar to those applied to the other executive officers in the manner described in the preceding paragraphs; however, a significant percentage of his potential earnings was and continues to be subject to consistent, positive, long-term performance of the Company.

Long Term Incentives

         The Company uses the 1997 Equity Incentive Plan to further align the interests of stockholders and management by creating common incentives based on the possession by management of a substantial economic interest in the long-term appreciation of the Company's stock. In determining the number of restricted stock awards or stock options to be granted to an executive officer, the Committee takes into account the officer's position and level of responsibility within the Company, the officer's existing equity holdings, the potential reward to the officer if the stock appreciates in the public market, the incentives to retain the officer's services for the Company, the competitiveness of the officer's overall compensation package and the performance of the officer. Based on a review of this mix of factors for fiscal 2002, the Committee granted in fiscal 2002 incentive stock options to executive officers of the Company including; Mr. LaBoskey (10,000 shares), Mr. Corr (4,000 shares) and Mr. Pike (10,000 shares).

         Section 162(m) of the Internal Revenue Code (the "Code") limits the Company to a deduction for federal tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. The Committee has determined that stock options granted under the Company's Incentive Plan with an exercise price at least equal to the fair market value of the Company's Common Stock on the date of grant shall be rated as "performance-based compensation."

                         George S. Brown (Chairman)        C. Joseph Giroir, Jr.
                         Richard M. Brooks

                          REPORT OF THE AUDIT COMMITTEE
             OF THE BOARD OF DIRECTORS OF BEI TECHNOLOGIES, INC. (1)
                                NOVEMBER 8, 2002

         The Audit Committee of the Board of Directors of BEI Technologies, Inc. is composed of three independent directors appointed by the Board of Directors (each of which is independent under applicable NASD rules) and operates under a written charter adopted by the Board of Directors in fiscal 2000, and as amended in fiscal 2001. The members of the Audit Committee are Mr. Richard Brooks (Chairman of the Committee), Dr. William Howard and Mr. C. Joseph Giroir, Jr. The Audit Committee selects the Company's independent accountants.

         Management is responsible for the Company's internal accounting and financial controls, the financial reporting process, the internal audit function and compliance with the Company's legal and ethics programs. The Company's independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and for issuance of a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes and report its findings to the full Board.

         In this context, the Audit Committee has met and held discussions separately, and jointly with each of management, the Company's internal auditors and the independent accountants. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

         In connection with new standards for independence of the Company's external auditors promulgated by the Securities and Exchange Commission, during the Company's 2003 fiscal year the Audit Committee will undertake to consider in advance of the provision of any non-audit services by the Company's independent accountants whether the provision of such services is compatible with maintaining the independence of the Company's external auditors.

         The Company's independent accountants also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm's independence.

         Based on the Audit Committee's discussion with management and the independent accountants and the Audit Committee's review of the representation of management and the report of the independent accountants to the Audit Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended September 28, 2002 filed with the Securities and Exchange Commission.

                         Richard Brooks (Chairman)          Dr. William Howard
                         C. Joseph Giroir, Jr.


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(1) This Section is not "soliciting material," is not deemed "filed" with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                     Performance Measurement Comparison (1)

         The following graph shows the value as of the Company's most recent fiscal year end of an investment of $100 in cash on October 8, 1997, the first day of regular way trading on Nasdaq of (i) the Company's Common Stock, (ii) the Nasdaq Stock Market Index (U.S. Companies) and (iii) the Dow Jones Advanced Industrial Equipment Index. All values assume reinvestment of the full amount of all dividends paid by the Company since October 8, 1997 through the Company's 2002 fiscal year end and are calculated as of the last trading day of the applicable calendar quarter (2):

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                         AMONG BEI TECHNOLOGIES, INC.,
                      THE NASDAQ STOCK MARKET (U.S.) INDEX
            AND THE DOW JONES US ADVANCED INDUSTRIAL EQUIPMENT INDEX

  (THE FOLLOWING TABLE WAS PRESENTED BY A LINE GRAPH IN THE PRINTED MATERIAL.)

                                                        CUMULATIVE TOTAL RETURN
                                            ---------------------------------------------
                                             9/97    9/98    9/99    9/00    9/01    9/02

BEI TECHNOLOGIES, INC.                      100.00   58.09   95.37  329.76  254.67  174.98
NASDAQ STOCK MARKET (U.S.)                  100.00  101.58  165.72  220.07   89.94   70.84
DOW JONES US ADVANCED INDUSTRIAL EQUIPMENT  100.00   71.44  107.77  191.28   50.93   39.04

* $100 invested on 10/8/97 in stock or index- including reinvestment of dividends. Fiscal year ending September 28, 2002.

------------
(1) This Section is not "soliciting material," is not deemed "filed" with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

(2) The Company operates on a fiscal year ending on the Saturday nearest September 30. The calendar quarter end dates in the table above do not necessarily coincide with the Company's fiscal quarter end dates, but are intended to approximate those closest.

                              CERTAIN TRANSACTIONS

         In November 2000, OpticNet, Inc. separated from the Company and became a minority owned subsidiary of the Company. Mr. Wrench, a director of the Company, is the Chief Financial Officer and a director of OpticNet. In connection with OpticNet's separation from the Company, the Company entered into the following agreements with OpticNet:

         InterCompany Services Agreement. Pursuant to the InterCompany Services Agreement entered into in October 2000, the Company agreed to make available to OpticNet certain office and facility space and support services. This agreement, originally scheduled to terminate on September 29, 2001 has been extended. Pursuant to this Agreement, OpticNet reimburses the Company for such services at a flat monthly rate of $25,000. During the third quarter of fiscal 2002, the Company agreed to suspend current and future charges under the agreement, in light of the inability of OpticNet to obtain outside financing to such date.

         Facility Sublease Agreement. OpticNet entered into a sublease agreement with the Company for the lease of 15,571 square feet of space in Hayward, California. This sublease has an initial term expiring in December 2005. During March 2002, OpticNet concluded it was necessary to reduce operating costs due to its inability to obtain significant strategic partners or third party financing. The companies both agreed that a reduction in operations would lower usage of the equipment and the subleased facilities described above. Beginning March 31, 2002, the Company agreed to prorate the annual lease payments from OpticNet, based on the portion of the facilities OpticNet requires to support customers.

         Equipment Sublease Agreements. In September 2001 through March 2002, the Company entered into equipment sublease agreements with OpticNet for the sublease of certain manufacturing and production equipment with a total cost of approximately $7.0 million. The equipment sublease agreements have an initial term of 36 months with monthly rental payments based on usage with an interest rate of approximately 6.9%. Due to OpticNet's reduction of operations noted above, both companies agreed usage of the equipment would decrease.

         Revolving Line of Credit Note. During fiscal 2001, the Company agreed to provide OpticNet with a line of credit originally established for up to $2.0 million, amended in March 2002 to allow for borrowings by OpticNet of up to $3.0 million and in October 2002 to extend the maturity date to December 31, 2002. The outstanding principal on the note evidencing the line of credit bears interest at prime plus 1.5% per annum. During the fiscal quarter ended June 29, 2002, the Company suspended the availability of advances to OpticNet under the line of credit, as the Company concluded that the note receivable totaling $2.7 million in principal amount at such time was uncollectable and the Company's original investment in OpticNet was impaired. This determination was a result of OpticNet's inability to attract significant strategic partners or third party financing necessary to sustain operations. Therefore, a charge of $3.1 million was recorded in the Company's statement of operations in fiscal 2002 as the note receivable was deemed uncollectable and the carrying value of the original investment in OpticNet was deemed impaired.

         In the quarter ended March 30, 2002, the Company concluded that portions of the assets held under leases were excess to the Company's requirements. Historically, these assets had been primarily used by OpticNet. This determination was a result of OpticNet's lack of success in attracting strategic partners or third party financing given the current negative conditions prevailing in the fiber optic telecommunications market. In March 2002 the Company recorded a charge of $10.3 million for expected future losses on the leases of the facility and production assets noted above. A portion of the facility and equipment will continue to be used by the Company for its ongoing silicon MEMS research and development effort. As of September 28, 2002, the Company has recognized approximately $1.0 million against the related accrual.

         In the six months ending September 28, 2002, the Company provided an additional $1.8 million of financing to OpticNet, which was advanced with the intent to convert such cash advances into additional equity in OpticNet, upon terms to be decided. The $1.8 million advanced was expensed during the third and fourth quarters, reflecting OpticNet's net loss for the six-month period from March 31, 2002 through September 28, 2002. Effective September 28, 2002, OpticNet issued a total of 18,146,420 shares of

OpticNet's nonvoting and nonconvertible Series B Preferred Stock to the Company, in consideration of $1.8 million advanced during the third and fourth quarters to OpticNet by the Company.

         The Company's By-Laws provide that the Company will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the extent not prohibited by Delaware law. Under the Company's By-Laws, indemnified parties are entitled to indemnification for negligence, gross negligence and otherwise to the fullest extent permitted by law. The By-Laws also require the Company to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification.


                         HOUSEHOLDING OF PROXY MATERIALS

         The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

         This year, a number of brokers with account holders who are stockholders of the Company will be "householding" our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to BEI Technologies, Inc., One Post Street, Suite 2500, San Francisco, California 94104, Attention: Secretary. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request "householding" of their communications should contact their broker.


                                  OTHER MATTERS

         The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.


                                    By Order of the Board of Directors

                                    /s/ Robert R. Corr
                                    -------------------------------
                                    Robert R. Corr
                                    Corporate Secretary

January 24, 2003


A copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended September 28, 2002 is available without charge upon written request to: Investor Relations, BEI Technologies, Inc., One Post Street, Suite 2500, San Francisco, CA 94104.

PROXY                        BEI TECHNOLOGIES, INC.                        PROXY

                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MARCH 5, 2003

         The undersigned hereby appoints CHARLES CROCKER and GARY D. WRENCH, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of BEI TECHNOLOGIES, INC. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of BEI TECHNOLOGIES, INC. to be held at the Argent Hotel, 50 Third Street, San Francisco, California, on Wednesday, March 5, 2003 at 1:30 p.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following materials and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

         UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1, PROPOSAL 2, AND FOR PROPOSAL 3, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.


                 (Continued, and to be signed on the other side)
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ATTENTION: PLEASE NOTE THAT THIS BOX WILL NOT BE PRINTED. IT IS TO SHOW THE TEXT
           POSITION ON THE FRONT OF THIS PROXY CARD

                                                           Please mark
                                                           your votes
                                                           as indicated in  [X]
                                                           this example

                                                             WITHHOLD
                                                FOR          FOR ALL
1:  To elect two directors to hold office
    until the 2006 Annual Meeting of            [ ]             [ ]
    Stockholders.

Nominees: Richard M. Brooks and
          Dr. William G. Howard, Jr.

To withhold authority to vote for any
nominee(s) listed above, write such
nominee(s)' name(s) below:

______________________________

                                                 FOR       AGAINST       ABSTAIN

2. To approve an amendment to the Company's
   1997 Equity Incentive Plan to increase the    [ ]        [ ]           [ ]
   authorized number of shares reserved for issuance by 600,000 shares.

3. To ratify the selection of Ernst & Young LLP   [ ]        [ ]           [ ]
   as independent public accountants of the Company for its fiscal year ending September 27, 2003.

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.


Signature(s) _________________________________________ Dated ____________, 2003
Please vote, date and and promptly return this proxy in the enclosed return envelope that is postage prepaid if mailed in the United States.

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ATTENTION: PLEASE NOTE THAT THIS BOX WILL NOT BE PRINTED. IT IS TO SHOW THE TEXT
           POSITION ON THE BACK OF THIS PROXY CARD